Exhibit 99.3

Perpetual callable U.S.$1,000,000,000 7.875 per cent. Loan Participation Notes (the “Notes”)

(of which U.S.$1,000,000,000 is currently outstanding)

(ISIN: XS0848137708 ; Common Code: 084813770)

issued by GPB Eurobond Finance PLC (the “Issuer”) as Series 8

under the U.S.$15,000,000,000 Programme (the “Programme”)

for the Issuance of Loan Participation Notes to be issued by, but with limited recourse to,

the Issuer for the purpose of financing loans to Gazprombank (Open Joint-Stock Company)

(“Gazprombank”)

29 November 2013—Gazprombank and the Issuer today formally announce a proposal to (i) amend certain provisions of the Loan Agreement, Conditions, Global Note, Issue Terms, Supplemental Trust Deed and Paying Agency Agreement and (ii) enter into a Call Option Agreement, by way of consent solicitation (the “Consent Solicitation”) as set out in a consent solicitation memorandum dated 29 November 2013 (the “Consent Solicitation Memorandum”). The Issuer (with the agreement of Gazprombank) is seeking approval for such proposals by way of an extraordinary resolution (the “Extraordinary Resolution”) of the holders of the Notes (“Noteholders”).

The Issuer and Gazprombank, acting jointly, have solicited the Noteholders to consider the proposals upon the terms and conditions set out in the Consent Solicitation Memorandum.

All capitalised but undefined terms used in this announcement shall have the meaning given to them in the Consent Solicitation Memorandum.

An indicative timetable is set out below.

Indicative Timetable
Launch of Consent Solicitation	29 November 2013
Early Consent Deadline	4:00 p.m. (London time) on 13 December 2013
Expiration Time:	2:00 p.m. (London time) on 19 December 2013
Time and date of the Meeting:	2:30 p.m. (London time) on 23 December 2013

Any individual or company whose Notes are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee should check whether such entity will apply different deadlines for participation to those set out in the Consent Solicitation Memorandum and, if so, should follow those deadlines.

Noteholders who deliver Consent Instructions in favour of the Extraordinary Resolution (i) prior to the Early Consent Deadline, and do not revoke or withdraw such instructions, shall be eligible to receive an amount of U.S.$50 per U.S.$1,000 in principal amount of the Notes which are the subject of such instructions and (ii) after the Early Consent Deadline but prior to the Expiration Time, and do not revoke or withdraw such instructions, shall be eligible to receive an amount of U.S.$20 per U.S.$1,000 in principal amount of the Notes which are the subject of such instructions, subject to the Extraordinary Resolution being duly passed. Noteholders are advised to read carefully the Consent Solicitation Memorandum for full details of and information on the procedures for participating in the Consent Solicitation, including details of the fees referred to above. Credit Suisse Securities (Europe) Limited and HSBC Bank plc are acting as Joint Solicitation Agents and Deutsche Bank AG, London Branch is acting as Tabulation Agent.

Requests for all information in relation to the Consent Solicitation, including requests by holders of Notes for copies of the Consent Solicitation Memorandum, should be directed to:

The Joint Solicitation Agents

Credit Suisse Securities (Europe) Limited

One Cabot Square

London E14 4QJ

United Kingdom

Tel: +44 (0) 20 7883 8763

E-mail: liability.management@credit-suisse.com

Attention: Liability Management Desk

HSBC Bank plc

8 Canada Square

London E14 5HQ

United Kingdom

Tel: +44 207 992 6237

E-mail: liability.management@hsbcib.com

Attention: Liability Management Group

The Tabulation Agent

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London EC2N 2DB

United Kingdom

Telephone: +44 207 541 7504

Email: xchange.offer@db.com

Attention: Debt & Agency Services

All requests for information in relation to voting procedures should be directed to the Tabulation Agent.

This release does not constitute an invitation to participate in the Consent Solicitation.

No offer or invitation to issue or redeem any securities is being made pursuant to this release. This release must be read in conjunction with the Consent Solicitation Memorandum.

This release and the Consent Solicitation Memorandum contain important information which should be read carefully before any decision is made in relation to the Consent Solicitation. If Noteholders are in any doubt as to the action they should take, they are recommended to seek their own financial advice, including as to any tax consequences, from their stockbroker, bank manager, solicitor, accountant or independent financial adviser authorised under the Financial Services and Markets Act 2000 (if in the United Kingdom) or another appropriately authorised financial adviser

Any Noteholders whose Notes are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee must contact such entity if they wish to participate in the Consent

Solicitation. None of the Issuer, Gazprombank, Credit Suisse Securities (Europe) Limited, HSBC Bank plc nor Deutsche Bank AG, London Branch (nor any person related to such entity) makes any recommendation as to whether or not Noteholders should participate in the Consent Solicitation.

The distribution of the Consent Solicitation Memorandum and this release in certain jurisdictions may be restricted by law. Persons into whose possession the Consent Solicitation Memorandum comes are required by the Issuer, Gazprombank, Credit Suisse Securities (Europe) Limited, HSBC Bank plc and Deutsche Bank AG, London Branch to inform themselves about, and to observe, any such restrictions.

This document does not constitute or form part of, and should not be construed as, an offer for sale or subscription of, or a solicitation of any offer to buy or exchange or subscribe for, any securities of the Issuer or Gazprombank or any other entity. This document does not constitute a solicitation in any circumstances in which such solicitation is unlawful.

NOTICE TO U.S. NOTEHOLDERS: The Consent Solicitation is made with respect to the securities of a foreign company. The Consent Solicitation is subject to disclosure requirements of a foreign country that are different from those of the United States. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the Issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the Issuer may purchase the Notes otherwise than under the Consent Solicitation, such as in open market or privately negotiated purchases.

Subject to certain exceptions, the Joint Solicitation Agent are only acting as solicitation agents for holders of Notes outside of the United States and with respect to the holders of the Notes who are not U.S. Persons (as defined in Regulation S of the United States Securities Act of 1933, as amended). Any holder of Notes in the United States or who is a U.S. Person should only contact the Tabulation Agent to request information related to this Consent Solicitation and copy of the Consent Solicitation Memorandum.

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